Exhibit 1.1

EXECUTION VERSION

UNDERWRITING AGREEMENT

November 16, 2015

U.S. Bancorp
800 Nicollet Mall
BC-MN-H18T

Minneapolis, Minnesota 55402

Ladies and Gentlemen:

We (the “Representatives”) understand that U.S. Bancorp, a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule I (the “Underwriters”) an aggregate of 750,000 Depositary Shares (the “Offered Securities” and each an “Offered Security”), each representing 1/25th of a share of the Company’s Series I Non-Cumulative Perpetual Preferred Stock, $1.00 par value, with a liquidation preference of $25,000 per share (the “Preferred Stock”).  The Preferred Stock, when issued, will be deposited against delivery of Depositary Receipts (the “Depositary Receipts”), which will evidence the Depositary Shares, that are to be issued by U.S. Bank National Association (the “Depositary”) under the Deposit Agreement, to be dated November 23, 2015, among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued hereunder.

Subject to the terms and conditions set forth herein and incorporated by reference herein, the Company hereby agrees to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase, the numbers of the Offered Securities set forth opposite the name of such Underwriter at a purchase price of $990.00 per Offered Security (the “Purchase Price”).

The Offered Securities shall have the terms that are further described in the Preliminary Prospectus and the term sheet specified in Schedule II hereto.

Except as otherwise provided herein, all the provisions contained in the document entitled “U.S. Bancorp Underwriting Agreement Standard Provisions (Preferred Stock, Which May Be Represented by Depositary Shares) (November 16, 2015)” (the “Standard Underwriting Agreement”) are herein incorporated by reference in their entirety and shall be deemed to be a part of this Underwriting Agreement to the same extent as if such provisions had been set forth in full herein.  Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Standard Underwriting Agreement.

In addition, in consideration of the agreements of the Underwriters contained in this Underwriting Agreement and the Standard Underwriting Agreement, the Company covenants that, during a period of 30 days from the date of the Prospectus, the Company will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Preferred Shares or Depositary Shares, any securities that are substantially similar to the Preferred Shares

1

or the Depositary Shares, or any securities convertible into or exercisable or exchangeable for Preferred Shares, Depositary Shares or substantially similar securities, or file any registration statement under the Securities Act with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Preferred Shares or Depositary Shares, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Preferred Shares or Depositary Shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the Preferred Shares and Depositary Shares to be sold hereunder.

For the purposes of this Underwriting Agreement only, the “Applicable Time” is 4:45 P.M. (New York City time) on the date of this Underwriting Agreement.

For purposes of this Underwriting Agreement only, the term “Underwriters’ Counsel” as used in the Standard Underwriting Agreement shall mean O’Melveny & Myers LLP.

For purposes of this Underwriting Agreement only, the term “Special Tax Counsel” as used in the Standard Underwriting Agreement shall mean Squire Patton Boggs (US) LLP.

The Offered Securities purchased by each Underwriter shall be delivered by or on behalf of the Company to the Representatives for the account of such Underwriter, against payment by such Underwriter or on its behalf of the Purchase Price therefor in federal (same day) funds, on the “Closing Date,” which shall be 10:00 A.M. (New York City time) on November 23, 2015 at the offices of O’Melveny & Myers LLP, 7 Times Square, New York, New York 10036, or at such other place and time as the Representatives and the Company may agree upon in writing.

This document may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same document.

[Signature Pages Follow]

2

Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below and returning the signed copy to us.

U.S. BANCORP INVESTMENTS, INC.
BARCLAYS CAPITAL INC.
MORGAN STANLEY & CO. LLC

Acting severally on behalf of themselves and as representatives of the several Underwriters named in Schedule I annexed hereto.

By:	U.S. BANCORP INVESTMENTS, INC.

By:	/s/Kyle Stegemeyer
Name: Kyle Stegemeyer
Title: Managing Director

[Signature Page to Underwriting Agreement]

Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below and returning the signed copy to us.

U.S. BANCORP INVESTMENTS, INC.
BARCLAYS CAPITAL INC.
MORGAN STANLEY & CO. LLC

Acting severally on behalf of themselves and as representatives of the several Underwriters named in Schedule I annexed hereto.

By:	BARCLAYS CAPITAL INC.

By:	/s/ Elizabeth Jacobs
Name: Elizabeth Jacobs
Title: MD

[Signature Page to Underwriting Agreement]

Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below and returning the signed copy to us.

U.S. BANCORP INVESTMENTS, INC.
BARCLAYS CAPITAL INC.
MORGAN STANLEY & CO. LLC

Acting severally on behalf of themselves and as representatives of the several Underwriters named in Schedule I annexed hereto.

By:	MORGAN STANLEY & CO. LLC

By:	/s/ Yurij Slyz
Name: Yurij Slyz
Title: Executive Director

[Signature Page to Underwriting Agreement]

Accepted by:

U.S. BANCORP

By:	/s/ Kathleen A. Rogers
	Name:	Kathleen A. Rogers
	Title:	Vice Chairman & Chief Financial Officer

[Signature Page to Underwriting Agreement]

SCHEDULE I

Underwriters’
Commitment to
Purchase
Offered Securities

U.S. Bancorp Investments, Inc.	250,000
Barclays Capital Inc.	250,000
Morgan Stanley & Co. LLC	250,000
Total	750,000

SCHEDULE II

Materials other than the Preliminary Prospectus that comprise the General Disclosure Package:

Final Term Sheet, dated November 16, 2015.